EMPLOYMENT AGREEMENT

     AGREEMENT made this 2nd day of January, 1990, between Danaher Corporation, a Delaware corporation (the
"Company"), and George M. Sherman (the "Executive").

     The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the future growth and success of the Company is expected to be substantial. The Board desires to provide for the continued employment of the Executive with the Company which the board has determined will reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

     In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

     2.   Term.  The employment of the Executive by the
Company as provided in Section 1 will commence no later
than February 15 (The "Commencement Date") and will
continue in effect, unless terminated as otherwise herein
provided, until either party gives notice to the other that it does not wish to continue the Executive's employment hereunder.
A notice given on or before the third anniversary of the
Commencement Date will terminate the Executive's
employment on the last day of the 36th month following the
date of delivery of the notice, and a notice given after the third anniversary of the Commencement Date will terminate the
Executive's employment on the last day of the 24th month
following the date of the notice.   In no event, however, shall
the Term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's sixty-fifth (65th) birthday occurs.

     3. Position and Duties. The Executive shall serve as Chief Executive Officer and President of the Company with the responsibility and authority to manage and supervise the Company's operations in the ordinary course of its business and shall have such responsibilities, duties and authority as are generally associated with each such position (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Company shall nominate the Executive as a director of the Company for election at the earliest practical date consistent with the Company's By-laws following the Commencement Date.

     4.   Compensation and Related Matters.

          (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate not less than $675,000 or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments in accordance with the normal payroll practices of the Company. The Executive's salary will be reviewed at least annually.

          (b)  (i)  Sign-On Bonus.  The Company will pay the
Executive a sign-on bonus of $250,000, payable in a single sum within 30 days following the Commencement Date.

               (ii) Annual Bonus.  The Company will pay the
Executive a guaranteed bonus of $325,000 (the "Guaranteed
Bonus") within 30 days following December 31, 1990 (or the end of the Company's fiscal year if such fiscal year is other than calendar year) and, thereafter, an annual bonus (the
"Annual Bonus") within 60 days following each subsequent
December 31 (or last day of the fiscal year, if other than December 31) in an amount not less than 60% of the Executive's annual base salary then in effect provided the Company achieves its targeted performance objectives for such year based upon that year's operating plan (as approved by the Executive Committee of the Company's Board of Directors), it being understood that if the Company exceeds such objectives, the Company will pay the Executive an additional bonus which shall be reasonable in relation to such corporate performance. The Executive shall be entitled to a pro-rata portion of the Annual Bonus and additional bonus for any period less than a full calendar year (or fiscal year, if other than a calendar year) for which he is entitled to his salary.

          (c) Stock Options. On the Commencement Date, the Company will grant the Executive 500,000 stock options to purchase shares of common stock of the Company ("Company Stock") at an exercise price equal to 85% of the average of the high and low price of the Company's Stock on the New York
Stock Exchange during the day prior to the date of this Agreement during which such stock trades (the "Stock
Options"). The Stock Options will become transferable by the Executive and exercisable in the following amounts on the following dates:

          166,667   Upon the Commencement Date
          166,667   Upon the 2nd Anniversary of the
Commencement Date
          166,666   Upon the 3rd Anniversary of the
Commencement Date.

               In the event the Executive terminates his employment without Good Reason prior to the third anniversary of the Commencement Date, all Stock Options not theretofore transferrable and exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason prior to the third anniversary of the Commencement Date all Stock Options not theretofore transferable and exercisable will thereupon become transferable and exercisable. Except as otherwise provided herein or in Section 9 each Stock Option will expire 10 years after it is granted.

          (d) Incentive Stock. On the Commencement Date, the Company will grant the Executive 100,000 shares of Company
Stock (the "Incentive Stock"), of which 33,334 will be nonforfeitable on the Commencement Date, and, 33,333 of the remaining 66,666 shares will become non-forfeitable on the second anniversary of the Commencement Date, and the last
33,333 shares will become non-forfeitable on the third anniversary of the Commencement Date. In the event the Executive terminates his employment hereunder without Good Reason (as defined in Section 6(d)), all Incentive Stock not theretofore non-forfeitable will be forfeited by the Executive and returned to the Company; and in the event the Executive's employment is terminated for any other reason prior to the third anniversary of the Commencement Date all Incentive
Stock theretofore subject to forfeiture will thereupon become non-forfeitable and free of any limitation or restriction under this Agreement. Unless and until a share of Incentive Stock is forfeited hereunder, the Executive shall be entitled to all dividends thereon and shall have the right to vote such share at any meeting of the shareholders of the Company.

          (e) "Gross-Up" Payment. Not less than 10 days prior to the due date of the Executive's federal income tax return for every taxable year of the Executive in which his income tax liability is affected by the receipt of the Stock Options and/or the Incentive Stock, and/or by the lapse of restrictions on the Stock Options and/or the Incentive Stock, the Company will pay the Executive an amount (the "Gross-Up Payment") which will include all federal and state income taxes incurred by the Executive as a result of the receipt by him of, or the lapse of restriction on: (i) the Stock Options or (ii) the grant of Incentive Stock under Section 4(d) hereof or (iii) the Gross-
Up Payment under this sub-paragraph, so that the Executive's entire federal and state income tax liabilities attributable to the receipt of the grant of the Stock Options, the receipt of the Incentive Stock, or the lapse of restrictions on the Stock
Options or the Incentive Stock, and this Gross-Up Payment, will be included in the Gross-Up Payment. For purposes of determining the Gross-Up Payment, the Executive will be deemed to pay federal income tax for his taxable year in which the Stock Options and Incentive Stock are granted and the taxable years in which the restrictions on the Stock Options lapse or the Incentive Stock becomes non-forfeitable and his taxable year in which the Gross-Up Payment is made, at the highest marginal rate of federal income tax and the highest marginal rate of state income tax in such year(s) net of the maximum reduction of federal income tax which could be realized by deduction of such state and local taxes paid in such year(s). The Executive will timely furnish the Company with a written statement prepared by the Executive's certified public accountant setting forth the amount of the required Gross-Up Payment and the due date or dates of such tax liability. The parties agree that they will cooperate in devising and implementing a viable and reasonable alternative to all or part of the Gross-Up Payment, provided such alternative provides the same economic benefit to the Executive that the Gross-Up Payment hereinabove provides to him and is acceptable to the Executive; the Executive agrees he will not unreasonably withhold his acceptance of an alternative.

          (f) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company and (ii) an automobile, plus all expenses of maintaining and operating the automobile, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.

          (g) Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of the fringe benefit plans and arrangements in effect on the date hereof in which executives of the Company participate or plans or arrangements providing the Executive with at least equivalent benefits thereunder
(including, without limitation, each group life insurance and accident plan, medical and dental insurance plans, and disability plan); provided, however, that, changes in such plans or arrangements may be made, including termination of such plans or arrangements if it occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. Notwithstanding any other provision of this sub-paragraph, during the Term, the Company will provide the Executive with term life insurance
(which may include any group life insurance arrangement provided by the Company to its other employees), covering the Executive's life in a face amount each year equal to six times the Executive's base salary for such year through age 55, at which time such insurance coverage may be decreased by the Company to four times the Executive's base salary and thereafter decreasing by .2% upon each birthday of the Executive thereafter. The Executive agrees to cooperate with the Company in obtaining such insurance, including submitting to a physical examination if required to do so by the insurance carrier. The beneficiary of this insurance will be designated by the Executive and if not so designated, the beneficiary will be his estate. Nothing paid to the Executive under any fringe plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement be pro-rated in accordance with the number of days in such calendar year during which he is so employed.

          (h) Annual Physical Examination. During the Term, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

          (i) Club-Membership. During the Term, the Company shall reimburse the Executive for dues and special assessments incurred by the Executive in connection with his membership in the Hillendale Country Club, Baltimore County, Maryland and the Center Club, Baltimore City, Maryland.

          (j)  Tax and Financial Planning.  During the Term, the
Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

          (k)  Second Stock.  Upon the earlier to occur of:

               (i) A person or business organization, or affiliated group of persons or business organizations who, or which, do not now own or control 20% or more of the voting stock of the Company, acquire ownership or control of 20% or more of the voting stock of the Company, or its successor, and Equity
Group Holdings and its affiliates and its or their successors then own or control less voting stock of the Company or its successor than such person, business organization, or affiliated group; or

               (ii) the Executive's 55th birthday,

the Company will grant the Executive 100,000 shares of Common Stock (the "Second Stock"); provided, however that if the employment of the Executive is terminated by the Company or by the Executive for any reason prior to the occurrence of either of the events described in paragraphs (i) and (ii) of this Section 4(k), the Executive shall forfeit the right to receive such grant of 100,000 shares of Company
Stock, unless on or after his 53rd birthday and before his 55th birthday: (x) the Executive terminates his employment for Good Reason (as defined in Section 6(d)), or (y) his employment is involuntarily terminated by the Company for reasons other than Cause (under subsection 6(c)), death or Disability (under subsection 6(b)) in which event the Executive will receive such grant of shares on the first to occur of the events described in said paragraphs (i) and (ii) above.

     5. Offices. Subject to Section 3, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company to any other director of the Company or any of its subsidiaries.

     6. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

          (c)  Cause.  The Company may terminate the
Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Section 6(e), by the Executive for Good Reason, as defined in Section 6(d)), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within 10 days after notice of such failure has been given to the Executive by the Company, or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity pursuant to Section 9 hereof). For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          (d) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason for purposes of this Agreement, "Good Reason" shall mean:
               (A) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company;

               (B) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) hereof (and for purposes of this Agreement no such purported termination shall be effective);

               (C) The assignment to the Executive of any duties materially inconsistent with his status as the President and Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities in connection with such responsibilities. For purposes of this Agreement, "President and Chief Executive Officer of the
Company" shall mean that if a reorganization or merger of the Company occurs, the Executive will be the President and Chief Executive Officer of (1) the Company if it is the surviving entity in any merger, acquisition or other business combination with the Company, or (2) the successor entity to the Company in any merger, acquisition or other business combination with the Company.

               (D) A person or business organization, or affiliated group of persons or business organizations who, or which, do not now own or control 20% or more of the voting stock of the Company, acquire ownership or control of 20% or more of the voting stock of the Company, or its successor, and Equity
Group Holdings and its affiliates and its or their successors then owns or controls less voting stock of the Company (or its successor) than such person, business organization, or affiliated group;

               (E) Relocation of the Executive to a location which is not within the Baltimore City Metropolitan area, the District of Columbia, or the Suburban Maryland area adjacent to the District of Columbia, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations;

               (F) The failure by the Company to continue in effect any compensation or benefit plan in which the Executive participated as of the Commencement Date and which is material to the Executive's aggregate compensation and benefits hereunder, unless an equitable arrangement
(embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the Commencement Date;

               (G)  The failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement.

          (e) Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection
(c) above, the date specified in the Notice of Termination, and
(iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     7.
Compensation Upon Termination or During Disability.

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period") the Executive shall continue to receive, or receive the benefit of (as the case may be), all items described in Section 4 hereinabove at the rate then in effect for such period until his employment is terminated pursuant to Section 6(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) The Company shall maintain in full force and effect, for the continued benefit of the Executive for twelve months following the Date of Termination due to Disability, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

          (c) If the Executive's employment is terminated by his death, the Company shall pay any amounts due to, or for the benefit of, the Executive under Section 4 through the date of his death.

          (d) If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay all amounts under
Section 4 hereof due to, or for the benefit of, the Executive through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

          (e) If (A) in breach of this Agreement, the Company shall terminate the Executive's employment other than for disability pursuant to Section 6(b) or for Cause (it being understood that a purported termination for disability pursuant to Section 6(b) or for Cause which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (B) the Executive shall terminate his employment for Good Reason, then

               (i) the Company shall pay all amounts due to, or for the benefit of, the Executive under Section 4 through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company at the time such payments are due;

               (ii) In lieu of any further salary or bonus payments to the Executive for periods subsequent to the date of the termination of his employment, the Company shall pay as severance pay to the Executive a salary and bonus severance payment equal to three times 160% of the annual base salary in effect immediately prior to the Executive's termination.
Such payment will be made in 18 even monthly payments on the first day of each month beginning on the first day of the month beginning immediately following the Executive's termination; provided, however, that in the event the termination of the Executive's employment occurs after the third anniversary of the Commencement Date, the salary and bonus severance payment will equal two times 160% of the annual base salary in effect immediately prior to the Executive's termination, and such payment will be made in 12 even monthly installments beginning on the first day of the month beginning immediately following the Executive's termination.

               (iii) The Company shall pay to the Executive any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to the Executive or his account as of the date of termination. For purposes of this subsection, deferred compensation does not include Second Stock under subsection 4(k), the terms and conditions of which are provided elsewhere in this Agreement.

               (iv) The Company shall pay all reasonable legal fees and expenses incurred by the Executive as a result of such termination, including the reasonable fees and expenses of enforcing the terms of this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986 as amended (the "Code") to any payment or benefit provided hereunder).

               (v) the Company shall maintain in full force and effect, for the continued benefit of the Executive for 36 months following the date of termination of the Executive's employment if such date is prior to the third anniversary of the Commencement Date, and if such date is on or after the third anniversary of the Commencement Date, for 24 months following the date of the termination of the Executive's employment, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     8. Death/Assignment of Stock Options and Stock. In the event of the Executive's death, whether his death occurs during or after the Term of this Agreement, all unexercised Stock
Options, and all Stock of the Company then owned by the Executive will be assigned to his Estate.

     9. Termination/Unexercised Stock Options. In the event of the termination of the employment of the Executive for any reason, all unexercised stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)) as the case may be, before the first anniversary of the termination of his employment, but in no event after the tenth anniversary of the date of grant thereof, and any such options not exercised by that date will lapse immediately thereafter.

     10. Mitigation. In the event that the Executive receives benefits from other employment after the Date of Termination and during the then unexpired Term of this Agreement, the benefits to be provided by the Company under the provisions of Section 7(e)(v) shall be terminated.

     11. Anti-Dilution/Recapitalization of the Company. In the Event of any change in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, then appropriate adjustments shall be made by the Company with respect to the Incentive Stock, the Second Stock, and with respect to outstanding unexercised Stock Options and/or the aggregate number of shares of Company Stock of the Company in respect of which Stock Options may be exercised.

     12.  Noncompetition.

          (a) So long as the Executive is employed by the Company under this Agreement and unless this Agreement is terminated for any reason, the Executive agrees not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its subsidiaries or affiliates, including becoming an employee, owner (except for passive investments of not more than three percent (3%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, advisor, consultant or director of any firm or person which directly competes with a line or lines of business of the Company. In the event the Executive terminates his employment hereunder for any reason, except Good Reason, the foregoing provisions will be applicable for an additional period of 24 months following the Executive's termination of his employment.

          (b) During the Term of this Agreement and any period thereafter during which or in respect of which the Executive receives payments from the Company under Section 7, the Executive will retain in confidence any and all confidential information known to him concerning the Company and its business and shall not use or disclose such information without the approval of the Company except to the extent such information has previously become public or as may be required by law.

          (c) In the event the Executive terminates his employment hereunder for any reason except Good Reason, for a period of 36 months following such termination the Executive will not solicit the employment of any employee of the Company.

          (d) In the event the Executive terminates his employment hereunder for Good Reason, for a period of 24 months following such termination the Executive will not solicit the employment of any employee of the Company.

     13.  Successors; Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amount unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

          Mr.  George M. Sherman
          905 St. Georges Road
          Baltimore, Maryland 21210

     If the Company:

          Danaher Corporation
          1250 24th Street, N.W.
          Suite 800
          Washington, D.C.  20037

          Attn:  Corporate Secretary

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designed by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions as the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the District of Columbia without regard to its conflicts of law principles.

     16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ATTEST:                  DANAHER CORPORATION

   /s/                         By:     /s/        (SEAL)
                                Name:
                                Title:

ATTEST:                  EXECUTIVE

   /s/                           /s/ George M. Sherman
                         George M. Sherman